---------------------------------------
                FORM 5
---------------------------------------                                                            --------------------------------
                                                                                                              OMB APPROVAL
                                                                                                   --------------------------------
    / / CHECK THIS BOX IF NO LONGER                                                                  OMB Number:           3235-0362
        SUBJECT TO SECTION 16. FORM 4 OR FORM                                                        Expires:  December 31, 2001
        5 OBLIGATIONS MAY CONTINUE. SEE                                                              Estimated average burden
           INSTRUCTION 1(b).                                                                         hours per response ........ 1.0
    / / FORM 3 HOLDINGS REPORTED
   / /  FORM 4 TRANSACTIONS REPORTED           U.S. SECURITIES AND EXCHANGE COMMISSION
        (Print or Type Responses)                      WASHINGTON, D.C. 20549

                                         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1.Name and Address of Reporting Person*(1) 2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting
                                                                                                Person to Issuer
   Anschutz  Philip      F.                                                                    (Check all applicable)
--------------------------------------------------------------------------------------------
   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [X] Director  [ ] 10% Owner
                                            Security Number                                   [ ] Officer   [ ] Other
    555 Seventeenth Street                  of Reporting       1999                               (give title   (specify
    Suite 2400                              Person                                                below)        below)
---------------------------------------     (Voluntary)
        (Street)
                                                                                                  ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
    Denver, Colorado   80202                                5. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------                        Date of Original    (Check Applicable Line)
   (City)   (State)     (Zip)                                  (Month/Year)
                                                                                   [X] Form filed by One Reporting Person
                                                                                   [ ] Form filed by More than One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at End of  (Instr. 4)          Ownership
                         (Month/                                                     Issuer's                             (Instr. 4)
                         Day/Year)-------------------------------------------------  Fiscal Year
                                     Code     V       Amount  (A) or (D)    Price   (Instr. 3 and 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              (OVER)
*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                     SEC 2270(3/99)

                                                               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                                                               CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                                                               DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


FORM 5 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

---------------------------------------------------------------------------------
1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/Year)   (Instr. 8)      Securities
   (Instr. 3)     Derivative                                        Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)
                                                                    (Instr. 3, 4
                                                                    and 5)
                                                                 ----------------
                                                                   (A)      (D)
---------------------------------------------------------------------------------
Phantom Stock Units  1-for-1     4/1/99             A (1)        297 shares
---------------------------------------------------------------------------------
Phantom Stock Units  1-for-1     7/1/99             A (2)        291 shares
---------------------------------------------------------------------------------
Phantom Stock Units  1-for-1     10/1/99            A (3)        364 shares
---------------------------------------------------------------------------------
Phantom Stock Units  1-for-1     1/4/00             A (4)        396 shares
---------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)      (Instr. 5)     Beneficially    Security:         Ownership
     (Month/Day/Year)                                        Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Year            (Instr. 4)
                                                             (Instr. 4)
 ------------------------------------------
                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
-----------------------------------------------------------------------------------------------------------
  (5)      (5)   Common Stock   297 shares
-----------------------------------------------------------------------------------------------------------
  (5)      (5)   Common Stock   291 shares
-----------------------------------------------------------------------------------------------------------
  (5)      (5)   Common Stock   364 shares
-----------------------------------------------------------------------------------------------------------
  (5)      (5)   Common Stock   396 shares                   4,006 shares       D
-----------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Phantom Stock Units for the period January 1, 1999, to March 31, 1999, calculated as of April 1, 1999.
(2) Phantom Stock Units for the period April 1, 1999, to June 30, 1999, calculated as of July 1, 1999.
(3) Phantom Stock Units for the period July 1, 1999, to September 30, 1999, calculated as of October 1, 1999
(4) Phantom Stock Units for the period October 1, 1999, to December 31, 1999, calculated as of January 4, 2000
(5)  Phantom Stock Units are payable in cash only commencing at retirement.
(6) Philip F. Anschutz executed a Power of Attorney that authorizes Robert M. Swysgood to sign this Form 5 on his behalf.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
     SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                              Philip F. Anschutz
Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, SEE instruction 6 for procedure.
                                                                              By:  Robert M. Swysgood


                                                                              /s/ ROBERT M. SWYSGOOD
                                                                              --------------------------------         -------------
                                                                              **Signature of Reporting Person          Date
Potential persons who are to respond to the collection of information         Robert M. Swysgood
contained in this form are not required to respond unless the form            attorney-in-fact (6)
displays a currently valid OMB number.
                                                                                                                         Page 2 of 2
                                                                                                                     SEC 2270 (7-97)